UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SUNRISE REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 29, 2025
9:30 a.m. Eastern Time

HOW TO ATTEND:	The 2025 Annual Meeting of Shareholders of Sunrise Realty Trust, Inc. (the “Annual Meeting”) will be held virtually on Thursday, May 29, 2025, at 9:30 a.m. Eastern Time. In order to attend the Annual Meeting via live audio webcast, please visit www.virtualshareholdermeeting.com/SUNS2025 and enter the control number on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials, as applicable, you previously received. You will not be able to attend the Annual Meeting in person.
ITEMS OF BUSINESS:

(1)  Elect the two directors named in the accompanying Proxy Statement to serve until the Company’s 2028 annual meeting of shareholders and until their respective successors are duly elected and qualified;

(2)  Ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and

(3)  Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

WHO MAY VOTE:	Shareholders of record at the close of business on April 1, 2025.

Your vote is important to us. Whether or not you intend to attend the virtual meeting, please vote using the Internet, by telephone or by mail, in each case, by following the instructions in our Proxy Statement. Shareholders who execute a proxy may nevertheless attend the virtual meeting and vote their shares during the virtual meeting.

By Order of the Board of Directors,

Leonard M. Tannenbaum
April 16, 2025	Executive Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials:

This Proxy Statement and our 2024 Annual Report are available on the Internet at www.proxyvote.com
These materials are also available on our website at https://ir.sunriserealtytrust.com.
The other information on our corporate website does not constitute part of this Proxy Statement.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	1

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	2

525 Okeechobee Blvd., Suite 1650
West Palm Beach, FL, 33401

Proxy Summary

2025 Annual Meeting of Shareholders
To Be Held Thursday, May 29, 2025

Sunrise Realty Trust, Inc.’s Board of Directors is soliciting your proxy for the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on Thursday, May 29, 2025, at 9:30 a.m. Eastern Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement and our Annual Report for the year ended December 31, 2024 (the “2024 Annual Report”) are first being made available to shareholders on or about April 16, 2025.

We will be hosting the Annual Meeting via live audio webcast. Shareholders will be able to virtually attend the Annual Meeting via the internet by accessing www.virtualshareholdermeeting.com/SUNS2025 and entering the control number on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials they previously received, as applicable.

Unless the context otherwise requires, references in this Proxy Statement to “Sunrise Realty Trust,” “Company,” “we,” “our,” “us,” and similar terms refer to Sunrise Realty Trust, Inc., a Maryland corporation. This proxy summary highlights information contained elsewhere in this Proxy Statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

MEETING INFORMATION

2025 Annual Meeting of Shareholders

TIME AND DATE	PLACE	RECORD DATE

9:30 a.m. Eastern Time on Thursday, May 29, 2025	The Annual Meeting will be hosted via live audio webcast on the Internet at www.virtualshareholdermeeting.com/SUNS2025.	April 1, 2025

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 Voting

Shareholders as of the close of business on the record date are entitled to vote. If you are a beneficial owner who owns shares of our common stock, par value $0.01 per share (“Common Stock”), registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares. Shareholders of record may vote as follows:

Vote by telephone by calling 1-800-690-6903.	Vote by Internet at www.proxyvote.com	Complete and return each proxy card received in the prepaid envelope.

Vote during the meeting via the Internet at www.virtualshareholdermeeting.com/SUNS2025.

Voting Matters

PROPOSALS		BOARD RECOMMENDATION
1	Election of Directors	FOR ALL director nominees

2	Ratification of the Appointment of CohnReznick LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2025	FOR

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Proposal 1 - Election of Directors

Our Board of Directors (“Board” or “Board of Directors”) is currently comprised of five directors. Under our Articles of Incorporation (the “Articles of Incorporation”), our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of shareholders as follows:

●	the Class I directors are Leonard M. Tannenbaum and Alexander C. Frank, and their terms will expire at the Annual Meeting;

●	the Class II directors are Brian Sedrish and James Fagan and their terms will expire at the 2026 annual meeting of shareholders; and

●	the Class III director is Jodi Hanson Bond, and her term will expire at the 2027 annual meeting of shareholders.

Upon the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board has nominated each of Leonard M. Tannenbaum and Alexander C. Frank for election to our Board of Directors as Class I directors to serve until the 2028 annual meeting of shareholders and until their respective successors are duly elected and qualified. Proxies may only be voted for the two Class I directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Our Directors

Set forth below is biographical information about each of our director nominees and our continuing directors. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Nominating and Corporate Governance Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

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Nominees for Election as Class I Directors at the Annual Meeting

LEONARD M. TANNENBAUM
Class I Age: 53 Director Since: 2024	POSITION AND BUSINESS EXPERIENCE
Mr. Tannenbaum has served as a director since February 2024, and as our Executive Chairman since our spin-off (the “Spin-Off”) from Advanced Flower Capital Inc. (f/k/a AFC Gamma, Inc.) (“AFC”). Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of Sunrise Manager LLC (our “Manager”), leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of AFC, its Chief Executive Officer from July 2020 until September 2023, its Chief Investment Officer from November 2023 until October 2024 and its Chairman since October 2024, and as the founder and Chief Executive Officer of Fifth Street Asset Management, Inc. (“Fifth Street”) from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management (“Oaktree”). Prior to such sale to Oaktree, Fifth Street had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. Fifth Street made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. Fifth Street dissolved and liquidated its operations in the first half of 2022 and since its asset sale to Oaktree, it has had no revenue generating operations and makes no investments. Mr. Tannenbaum had a controlling interest in Fifth Street. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Capital Group, a group of affiliated investment managers that are focused on allocating capital across various strategies including credit and commercial real estate. Mr. Tannenbaum currently also serves as a director of AFC and Southern Realty Trust, Inc. (“SRT”). Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum is married to the Company’s President, Robyn Tannenbaum.
KEY ATTRIBUTES
Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial shareholder, of our Company.

ALEXANDER C. FRANK
Class I Lead Independent Age: 67 Director Since: 2024	POSITION AND BUSINESS EXPERIENCE
Mr. Frank has served as our lead independent director since July 2024. Mr. Frank also currently serves as a director of AFC. Mr. Frank has more than 30 years of experience in financial and operational infrastructure. He previously worked at Fifth Street, which he joined in September 2011 and during his tenure through September 2017, he held various positions and was responsible for the operations of the company. Since retiring in September 2017, Mr. Frank has served as a board member at Fifth Street. He was the Chief Operating Officer and Chief Financial Officer of Fifth Street from the time of its initial public offering in 2014 to its sale to Oaktree in 2017. From September 2008 to March 2011, he served as a Managing Director and Chief Financial Officer of Chilton Investment Company LLC, a global investment management firm. Prior to that, Mr. Frank spent over 22 years at Morgan Stanley, having served as global head of institutional operations, global corporate controller and chief financial officer of U.S. broker/dealer operations and global treasurer. In his roles, he oversaw various securities infrastructure services, creating efficiencies throughout the organization, and managed all aspects of the internal and external financial control and reporting functions. Mr. Frank began his career in audit and tax accounting at Arthur Andersen LLP before joining Morgan Stanley in 1985. He received an M.B.A. from the University of Michigan and a B.A. from Dartmouth College.
KEY ATTRIBUTES
Mr. Frank brings to our Board a deep knowledge of financial management. He provides our Board with key insights to the financial markets, capital raising activities, and the management of a large, complex business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

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All Other Continuing Directors

BRIAN SEDRISH
Class II Age: 51 Director Since: 2024	POSITION AND BUSINESS EXPERIENCE
Mr. Sedrish has served as our Chief Executive Officer and director since July 2024. Mr. Sedrish has served as the Chief Executive Officer of SRT since September 2023. Mr. Sedrish previously worked as a Managing Director and Portfolio Manager at Related Fund Management from 2013 to 2023. Mr. Sedrish also worked as the Head of Commercial Real Estate Acquisitions Special Situations for Deutsche Bank. Mr. Sedrish has over 20 years of leadership experience within real estate private equity, focusing on institutional commercial real estate opportunities. Mr. Sedrish received his B.A. from the University of Michigan, his M.B.A from Northwestern University and his M.P.A from Harvard University.
KEY ATTRIBUTES
Mr. Sedrish provides our Board with a deep understanding of commercial real estate, financial markets, private equity and deal experience, with critical knowledge of how to execute on our business and strategic plans.

JAMES FAGAN
Class II Independent Age: 66 Director Since: 2024	POSITION AND BUSINESS EXPERIENCE
Mr. Fagan has served as our independent director since July 2024. Mr. Fagan has 40 years of CRE experience having worked and held senior positions with both CBRE Group, Inc. (“CBRE”) and Cushman & Wakefield, Inc. (“C&W”). His responsibilities have included supervising different offices for both CBRE & C&W in the New York metropolitan region, including Connecticut, Long Island, New Jersey and Manhattan. Mr. Fagan has acted as a broker on hundreds of millions dollars’ worth of transactions in both leasing and capital markets arenas. Mr. Fagan also has been a leader in implementing acquisitions and strategic initiatives undertaken by both CBRE and C&W. Mr. Fagan has been a director of AFC since 2023 and resigned as a director of AFC, in connection with the Spin-Off. He is a graduate of the University of Connecticut.
KEY ATTRIBUTES
Mr. Fagan brings to our Board extensive commercial real estate industry knowledge and valuable experience with the finance industry.

JODI HANSON BOND
Class III Independent Age: 54 Director Since: 2024	POSITION AND BUSINESS EXPERIENCE
Ms. Bond has served as our independent director since July 2024. Since March 2020, Ms. Bond has served as the Chief Executive Officer of Quantum Wave Strategies, LLC, and since August 2020, as the President of DevryBV Sustainable Strategies. From October 2017 to September 2019, Ms. Bond was the Executive Vice President and Head of Government and Industry Relations at Chubb Limited. Previously, Ms. Bond served as an Independent Director at Fifth Street from March 2017 to June 2021. From October 2011 to October 2017, Ms. Bond was the Senior Vice President, International at the U.S. Chamber of Commerce and the President and a member of the Board of Directors for several U.S. Chamber of Commerce subsidiaries, including U.S.-Colombia Business Council, Association of American Chambers of Commerce of Latin America and the Caribbean, Brazil-U.S. Business Council, U.S.-Argentina Business Council, and U.S.-Cuba Business Council. Ms. Bond is also a member of the National Association of Corporate Directors and the Economic Club of Washington. Ms. Bond has been a director of AFC since 2020 and resigned as a director of AFC, in connection with the Spin-Off. Ms. Bond received her M.A. in Government from Johns Hopkins University and her B.A. in Politics from Whitman College.
KEY ATTRIBUTES
Ms. Bond’s experience as a global business practitioner and her executive leadership positioning for corporate advancement and business strategy development across various countries bring meaningful insight to our Board.

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Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and our shareholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at https://ir.sunriserealtytrust.com.

Director Independence

Under the rules of the Nasdaq Stock Market (“Nasdaq”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under Nasdaq rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director, in the opinion of our Board of Directors, does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has affirmatively determined that each of Mr. Frank, Mr. Fagan, and Ms. Bond is “independent” as that term is defined under the rules of Nasdaq. Mr. Tannenbaum is not an independent director as a result of his role as our Executive Chairman. Mr. Sedrish is not an independent director as a result of his position as our Chief Executive Officer.

Board Leadership Structure

We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our shareholders. Presently, Mr. Tannenbaum serves as the Executive Chairman of the Board. We believe that we are best served through our leadership structure with Mr. Tannenbaum serving as Executive Chairman combined with Mr. Frank serving as our Lead Independent Director. We believe that Mr. Tannenbaum’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Executive Chairman, and his relationship with our Manager provides an effective bridge between our Board and our Manager, thus ensuring an open dialogue between our Board and our Manager and that both groups act with a common purpose.

We believe that the leadership structure of our Board must be evaluated on a case-by-case basis and that our existing Board leadership structure provides sufficient independent oversight over our Manager. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

The Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight as discussed below. In addition, our Manager has also established an Investment Committee for us, the members of which consist of employees of our Manager and/or its affiliates, and which currently includes certain affiliates of our Manager and certain of our officers. The Investment Committee works in conjunction with our Board to manage our credit risk through a comprehensive investment review process.

●	Audit and Valuation Committee. Our Audit and Valuation Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Valuation Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement.

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●	Compensation Committee. Our Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors, overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our management agreement, by and between us and our Manager (the “Management Agreement”), the administration and implementation of our incentive and equity-based compensation plans, including the Sunrise Realty Trust, Inc. Stock Incentive Plan (the “2024 Stock Incentive Plan”), and the preparation of reports on or relating to executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

●	Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

In addition, our Board and the Audit and Valuation Committee meet regularly with our Manager and consider the feedback our Manager provides concerning the risks related to our enterprise, business, operations and strategies. Our Manager regularly reports to our Board and the Audit and Valuation Committee on our portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Management Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a real estate investment trust (“REIT”) and compliance with our exemption from registration as investment company under the Investment Company Act of 1940, as amended. Members of our Board are routinely in contact with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit and Valuation Committee and the risks associated with such matters.

We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the three fully independent Board committees, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.

We believe that a board of directors’ role in risk oversight must be evaluated on a case-by-case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Committees of the Board of Directors

The Board has three standing committees: the Audit and Valuation Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of our standing committees is comprised solely of independent directors. The written charters of these committees are available under “Corporate Governance” on our website at https://ir.sunriserealtytrust.com.

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	Audit & Valuation	Compensation	Nominating & Corporate Governance
Alexander Frank	Chair

Jodi Hanson Bond			Chair

James Fagan		Chair

Committee Member		Financial Expert

Audit and Valuation Committee

Our Audit and Valuation Committee consists of three members, Alexander Frank, Jodi Hanson Bond and James Fagan, with Mr. Frank serving as chairperson. Our Board has affirmatively determined that Mr. Frank, Ms. Bond and Mr. Fagan each meet the definition of “independent director” based on the Nasdaq independence standards, and also meet the enhanced standards of “independence” established by Nasdaq and the SEC for members of the Audit and Valuation Committee. Our Board has also determined that (i) Mr. Frank qualifies as an “audit committee financial expert” under SEC rules and regulations and (ii) each member of the Audit and Valuation Committee is “financially literate” as the term is defined by Nasdaq listing standards.

The Audit and Valuation Committee’s principal functions include oversight related to:

●	the integrity of our financial statements;

●	the qualifications and independence of any independent registered public accounting firm engaged by us;

●	the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;

●	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and

●	the entry and monitoring of related party transactions.

The Audit and Valuation Committee assists our Board in its management of Sunrise Realty Trust. In particular, the Audit and Valuation Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; and (iv) serves as an independent party to review, approve and monitor our related party transactions.

The responsibilities of the Audit and Valuation Committee include, but are not limited to, (i) the appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us; (ii) discussing and reviewing guidelines and policies with respect to risk assessment and risk management; (iii) reviewing the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations); (iv) assisting in performing oversight responsibilities for the internal control systems and disclosure procedures; (v) recommending to our Board whether the financial statements should be included in reports made available to its shareholders; and (vi) meeting periodically with management to discuss any of the above or any identified issues.

Subject to the provisions of our related person transaction policies and procedures, the Audit and Valuation Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit and Valuation Committee is already charged with approving our related party transactions, our Board has charged the Audit and Valuation Committee with overseeing amounts payable to our Manager pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement. The Audit and Valuation Committee and our Board must approve any renewal of our Management Agreement. See “Transactions With Related Persons — Policies and Procedures Regarding Related Party Transaction” for additional information.

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Compensation Committee

Our Compensation Committee consists of three members, Alexander Frank, Jodi Hanson Bond and James Fagan, with Mr. Fagan serving as Chair of the committee. Our Board has affirmatively determined that each of Messrs. Frank and Fagan and Ms. Bond is independent under Nasdaq rules and also meets the enhanced standards of independence established by Nasdaq and the SEC for members of the Compensation Committee. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

The Compensation Committee’s principal functions include:

●	discharging the Board’s responsibilities relating to the compensation, if any, of our executive officers and directors;

●	overseeing the expense reimbursement of our Manager and its affiliates for compensation paid by such entities to their respective employees pursuant to our Management Agreement;

●	administering and implementing our incentive and equity-based compensation plans, including the 2024 Stock Incentive Plan; and

●	preparing reports on or relating to executive compensation required by the rules and regulations of the SEC.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of compensation matters and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee, with input from its compensation consultant, if any, and our Manager, discusses and considers potential risks that arise from our compensation practices, policies and programs.

In addition, the Compensation Committee may form and delegate authority to sub-committees or, to the extent permitted under applicable laws, regulations and Nasdaq rules, to any other independent director or committee comprised entirely of independent directors, in each case, to the extent the Compensation Committee deems necessary or appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, Alexander Frank, Jodi Hanson Bond and James Fagan, with Ms. Bond serving as Chair of the committee. Our Board has affirmatively determined that each of Messrs. Frank and Fagan and Ms. Bond is independent under Nasdaq rules.

The Nominating and Corporate Governance Committee charter defines the Nominating and Corporate Governance Committee’s principal functions, including:

●	identifying individuals to become members of the Board, consistent with the procedures and selection criteria established by the Nominating and Corporate Governance Committee;

●	periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined by the Nominating and Corporate Governance Committee to be necessary or desirable;

●	recommending to the Board the director nominees for the next annual meeting of shareholders;

●	recommending to the Board individuals to fill vacant Board positions;

●	recommending to the Board committee appointments and chairpersons;

●	developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

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●	periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

●	monitoring the Company’s compliance with applicable corporate governance requirements; and

●	overseeing an annual evaluation of the Board, its committees and individual directors.

Meetings and Attendance

We were spun-off from AFC in July 2024. Since July 2024, the Board held eight (8) meetings, the Audit and Valuation Committee held nine (9) meetings, the Compensation Committee held one (1) meeting and the Nominating and Corporate Governance Committee held one (1) meeting. Each of our directors attended at least 85% of the aggregate meetings of the Board and the committees of the Board on which he or she served during 2024. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board’s policy that all directors are invited and encouraged to attend the Company’s annual meeting of shareholders, either in person or telephonically.

Succession Planning

The Board works on a periodic basis with the executive officers of the Manager to develop, review, maintain and revise, if necessary, the Company’s succession plan upon the Chief Executive Officer’s retirement, the termination or non-renewal of the Manager under the Management Agreement or in the event of an unexpected occurrence. The Chief Executive Officer’s recommendations regarding his or her successor should he or she be unexpectedly disabled are made available to the Board on a continuing basis.

Annual Self-Evaluation Process

At least annually, the Nominating and Corporate Governance Committee oversees and coordinates a self-assessment of the Board and each committee’s own performance. These self-assessments also take into account other corporate governance principles that may, from time to time, merit consideration by the Board and each committee. The Board conducted its annual self-assessment process in December 2024.

The assessment of the Board will generally include a review of any areas in which the Board or management believes the Board can make a better contribution to the governance of the Company, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our Corporate Governance Guidelines. The purpose of the review is to improve the performance of the Board as a unit, and not to target the performance of any individual Board member. The Board utilizes the results of this evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board. Each committee of the Board conducts its self-assessment under the oversight of the Nominating and Corporate Governance Committee in accordance with the provisions set forth in its respective charter.

Consideration of Director Candidates

Our Board of Directors and the Nominating and Corporate Governance Committee will consider director candidates recommended for election to the Board of Directors by shareholders in the same manner and using the same criteria as that used for any other director candidate. All recommendations must be directed to the Nominating and Corporate Governance Committee c/o Secretary at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL, 33401. Recommendations for director nominees to be considered at the 2026 annual meeting of shareholders must be received in writing not later than December 17, 2025, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to shareholders.

Our Board of Directors does not have a formal diversity policy. However, in evaluating a director candidate, the Nominating and Corporate Governance Committee will consider the following criteria, among others the Nominating and Corporate Governance Committee shall deem appropriate: (i) business and professional background, (ii) contribution to the Board’s diversity of experience, profession, expertise, skill and background (including with respect to race and gender); (iii) history of leadership or contributions to other organizations; (iv) functional skill set and expertise; (v) general understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, and other elements relevant to the success of a publicly-traded company in today’s business environment; (vi) meets high ethical standards; (vii) experience in the REIT industry and/or as a member of the board of directors of another publicly-held company; (viii) commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and (ix) ability to perpetuate the success of the business and represent stakeholder interests.

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Shareholders who wish to nominate a person for election as a director in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in our Amended and Restated Bylaws (“Bylaws”), and as described further under “Shareholder Proposals and Director Nominations for 2026 Annual Meeting” below.

Outside Directorships

In recent years, some investors and proxy advisors have instituted “bright-line” proxy voting policies on the number of outside public company boards that a director may serve on. Our Board recognizes investors’ concerns that highly sought-after directors could lack the time and attention to adequately perform their duties and responsibilities, and considers each director’s performance and commitment to ensure their continued effectiveness as a director. Our corporate governance guidelines contemplate that no director may simultaneously serve on the boards of directors of more than four other public companies, excluding our portfolio companies, unless our Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve the Company.

Communications with the Board of Directors

Shareholders or other interested parties who wish to contact the Board, the lead independent director, any Board committee, or our independent directors as a group may send written correspondence c/o Board of Directors at 525 Okeechobee Blvd., Suite 1650 West Palm Beach, FL, 33401. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to our management team, to the full Board or to an appropriate committee of the Board. In addition, if requested by shareholders, our lead independent director will ensure that he is available, when appropriate, for consultation and direct communication with shareholders.

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale, and other dispositions of our securities by our directors, officers and employees, and repurchases by the Company that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K for the year ended December 31, 2024.

Policy on Pledging and Hedging of Company Shares

Our insider trading policy provides that insiders, which includes all directors, officers and employees of the Company, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. In addition, our insider trading policy provides that insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan.

Code of Business Conduct and Ethics

We have adopted a written code of business ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, our directors and our officers. A current copy of the code is posted under “Corporate Governance” on our website at https://ir.sunriserealtytrust.com. To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at https://ir.sunriserealtytrust.com.

Compensation Clawback Policy

We have adopted a Policy Regarding the Recoupment of Certain Compensation Payments (the “Compensation Clawback Policy”) to comply with the SEC rules under the Dodd-Frank Wall Street Reform and Nasdaq rules. The Compensation Clawback Policy requires the Company to clawback erroneously awarded incentive compensation received by covered individuals (current and former officers) during the three fiscal years that precede the date the Company is required to prepare an accounting restatement due to material noncompliance with a financial reporting requirement. A copy of the Compensation Clawback Policy is filed with our Annual Report on Form 10-K for the year ended December 31, 2024.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	13

Executive Officers of the Company

The table below sets forth certain information regarding our executive officers:

Name	Age	Position
Leonard M. Tannenbaum	53	Executive Chairman
Brian Sedrish	51	Chief Executive Officer
Brandon Hetzel	39	Chief Financial Officer and Treasurer
Robyn Tannenbaum	39	President

See “Proposal 1 — Election of Directors” for information concerning the business experience of Mr. Tannenbaum and Mr. Sedrish. Information concerning the business experience of our other executive officers is set forth below.

Brandon Hetzel	Mr. Hetzel has served as our Chief Financial Officer and Treasurer since February 2024. Mr. Hetzel also currently serves as the Chief Financial Officer and Treasurer of AFC, a position he has held since March 2023. Mr. Hetzel has also served as Chief Financial Officer of SRT since September 2023. Mr. Hetzel served previously as the Executive Vice President of AFC from December 2022 to March 2023 and Controller of AFC from September 2020 to March 2023. Prior to joining the Company, Mr. Hetzel served as VP of Finance for El-Ad National Properties, LLC, a real estate development and asset management company, and prior to that, spent seven years with PricewaterhouseCoopers, where he was a manager in the REIT audit practice. Mr. Hetzel has over fifteen years of real estate and financial management experience focused on real estate and REITs, including multi-family properties, hotels, office buildings, malls, strip centers and condominium development. Mr. Hetzel received a Master of Business Administration, Accounting BSBA and Finance BSBA from the University of Central Florida and is a licensed Certified Public Accountant.
Robyn Tannenbaum	Mrs. Tannenbaum has served as our President since February 2024. Mrs. Tannenbaum also currently serves as the President of AFC, a position she has held since March 2023, and Chief Investment Officer of AFC, a position she has held since October 2024. Mrs. Tannenbaum served previously as the Managing Director, Head of Origination and Investor Relations at AFC from July 2020 to March 2023. Mrs. Tannenbaum has also served as Head of Capital Markets of SRT since September 2023. Mrs. Tannenbaum has over 7 years’ experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the President. Mrs. Tannenbaum is married to Mr. Tannenbaum.

Other than between Mr. Tannenbaum and Mrs. Tannenbaum, who are husband and wife, there are no family relationships between or among any of our executive officers or directors.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	14

Executive Compensation

We do not have any employees nor do we intend to hire any employees who are compensated directly by us. Our loans are sourced and overseen by the members of our senior team, which currently consists of over 30 professionals, including seven investment professionals, through the Administrative Services Agreement with TCG Services LLC and Services Agreement with SRT Group LLC. Each of our executive officers, including each executive officer who serves as a director, is employed by our Manager and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Manager and/or its affiliates, as applicable, except we may award equity-based incentive awards for our executive officers under our 2024 Stock Incentive Plan. Instead, we pay our Manager the fees described under “Management Compensation” in our 2024 Annual Report and we indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to our Manager or its affiliates, as applicable. Pursuant to our Management Agreement, we reimburse our Manager or its affiliates, as applicable, for our fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to (i) subject to review by the Compensation Committee of our Board, our Manager’s personnel serving as our Chief Executive Officer (except when the Chief Executive Officer serves as a member of the Investment Committee prior to the consummation of an internalization transaction of our Manager by us), President, Chief Legal Counsel, Chief Financial Officer, Chief Marketing Officer, Managing Director and any of our other officers based on the percentage of his or her time spent devoted to our affairs and (ii) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs, with the allocable share of the compensation of such personnel described in this clause (ii) being as reasonably determined by our Manager to appropriately reflect the amount of time spent devoted by such personnel to our affairs. The service by any personnel of our Manager and its affiliates as a member of the Investment Committee will not, by itself, be dispositive in the determination as to whether such personnel is deemed “investment personnel” of our Manager and its affiliates for purposes of expense reimbursement. For the 2024 fiscal year, our Manager did not seek reimbursement for our allocable share of Mr. Sedrish's and Mr. Tannenbaum's compensation. For additional information regarding fees paid to our Manager and our reimbursement obligations related to compensation of our executive officers, see “Management Compensation” in our 2024 Annual Report.

The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal period presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brian Sedrish(1)	2024	-	-	499,991	-	-	-	-	499,991
(Chief Executive Officer)
Leonard M. Tannenbaum(1)	2024	-	-	800,007	-	-	-	-	800,007
(Executive Chairman)
Brandon Hetzel	2024	43,628	47,128	75,008	-	-	-	-	165,764
(Chief Financial Officer and Treasurer)
Robyn Tannenbaum	2024	16,373	-	100,006	-	-	-	-	116,379
(President)

(1)	Mr. Sedrish and Mr. Tannenbaum each do not take a salary from the Company and their respective salaries were not reimbursable to the Manager under the terms of the Management Agreement.

(2)	The amounts reflected in this column represent the grant date fair value of awards granted in accordance with FASB ASC Topic 718 for the awards granted to the Named Executive Officers in the corresponding fiscal year based on the assumptions set forth in Note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2024.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	15

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of our named executive officers as of December 31, 2024, including the vesting dates for the portions of these awards that had not vested as of that date.

	Stock Awards
			Equity Incentive Plan Awards
Name	Number of shares that have not vested	Market value of shares that have not vested ($)	Number of unearned shares or other rights that have not vested	Market value of unearned shares or other rights that have not vested ($)
Brian Sedrish	36,363 (1)	511,991	-	-
Leonard M. Tannenbaum	60,837 (2)	856,585	-
	37,037 (3)	521,481	-	-
	11,418 (4)	160,765	-	-
Brandon Hetzel	5,704 (2)	80,312	-	-
	4,274 (3)	60,178	-	-
	1,427 (4)	20,092	-	-
	275 (5)	3,872	-	-
Robyn Tannenbaum	7,605 (2)	107,078	-	-
	11,396 (3)	160,456	-	-
	5,709 (4)	80,383	-	-

(1) Represents restricted stock granted under our 2024 Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of July 9, 2024, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(2) Represents restricted stock granted under our 2024 Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of December 19, 2024, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(3) Represents restricted stock received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of January 2, 2024, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(4) Represents restricted stock received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of January 3, 2023, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

(5) Represents restricted stock received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan and shall vest over a three-year period with approximately 33% vesting on each of the first, second and third anniversaries of January 11, 2022, subject to early termination and adjustment as provided in the applicable restricted stock grant agreement.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued as of December 31, 2024, under the 2024 Stock Incentive Plan, which is our only existing equity compensation plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column) (1)
Equity Compensation Plans Approved by Security Holders	-	-	435,478
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total at December 31, 2024	-	-	435,478

(1) All of these shares remained available under our 2024 Stock Incentive Plan and may be used for any type of award authorized under our 2024 Stock Incentive Plan, including stock options, stock units, restricted stock and stock bonuses.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	16

Compensation Committee Interlocks and Insider Participation

One of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of an entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, our officer or employee.

Director Compensation

We pay each of our independent directors an annual cash retainer of $50,000 in equal quarterly payments. Each non-employee director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our non-employee directors any fees for attending individual board or committee meetings. The lead independent director receives an additional $10,000 annual cash retainer in equal quarterly payments. The Audit and Valuation Committee Chair receives an additional $10,000 annual cash retainer in equal quarterly payments. The Compensation Committee Chair receives an additional $5,000 annual cash retainer in equal quarterly payments. The Nominating and Corporate Governance Committee Chair receives an additional $5,000 annual cash retainer in equal quarterly payments. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. Additionally, our non-employee directors are entitled to receive awards in the future under our 2024 Stock Incentive Plan.

The following table sets forth all compensation paid to or accrued by our directors for services rendered to us during the fiscal period presented.

Name	Year	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Alexander Frank (2)	2024	35,000	10,007	-	45,007
Jodi H. Bond (3)	2024	27,500	10,007	-	37,507
James Fagan (4)	2024	27,500	10,007	-	37,507

(1) The restricted stock award amounts reflected in the table are computed in accordance with FASB ASC Topic 718 based on assumptions set forth in Note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2024.

(2) Mr. Frank was appointed to the Board in July 2024. Fees earned include additional annual retainer for service as the Lead Independent Director and Chair of the Audit and Valuation Committee. As of December 31, 2024, Mr. Frank had 761 unvested restricted stock awards scheduled to vest December 19, 2025.

(3) Ms. Bond was appointed to the Board in July 2024. Fees earned include additional annual retainer for service as the Chair of the Nominating and Corporate Governance Committee. As of December 31, 2024, Ms. Bond had 761 unvested restricted stock awards scheduled to vest December 19, 2025.

(4) Mr. Fagan was appointed to the Board in July 2024. Fees earned include additional annual retainer for service as the Chair of the Compensation Committee. As of December 31, 2024, Mr. Fagan had 761 unvested restricted stock awards scheduled to vest December 19, 2025.

Timing of grants of certain equity awards

We grant equity awards on an annual basis and may grant equity awards on a discretionary basis in connection with certain events such as the commencement of services or promotion. We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. However, the Compensation Committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	17

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock, as of April 1, 2025, by:

●	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock;

●	each of our named executive officers and directors;

●	all of our current directors and executive officers as a group.

The information below is based on 13,421,494 shares of our Common Stock outstanding as of April 1, 2025.

We have determined beneficial ownership in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of Common Stock that such person or entity beneficially owns, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our Common Stock subject to options that are currently vested and exercisable held by that person, or that will become exercisable and vest within 60 days of April 1, 2025, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	% of Common Stock
5% Shareholders
Leonard M. Tannenbaum (1)	3,191,461	23.8%
Philadelphia Financial Management of San Francisco, LLC (2)	687,470	5.1%
Named Executive Officers and Directors
Leonard M. Tannenbaum (1)	3,191,461	23.8%
Brian Sedrish (3)	36,363	*
Robyn Tannenbaum (4)	34,132	*
Brandon Hetzel (5)	13,242	*
Jodi Hanson Bond (6)	21,228	*
James Fagan (7)	19,433	*
Alexander C. Frank (8)	9,137	*
All directors and executive officers as a group (7 persons)	3,324,996	24.8%

*Represents beneficial ownership of less than 1%.

(1)	Includes (i) 2,712,322 shares of common stock over which Leonard M. Tannenbaum has sole voting and dispositive power, including 91,238 shares of unvested restricted stock, of which 30,401 are unvested restricted stock that were received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan, and 1,000 shares of common stock held in a UTMA account for Mr. Tannenbaum’s son; and (ii) 479,139 shares of common stock over which Mr. Tannenbaum has shared voting and dispositive power, including (a) 420,181 shares of common stock held by the Tannenbaum Family Foundation (formerly known as the Leonard M. Tannenbaum Foundation), for which Mr. Tannenbaum serves as the President; Mr. Tannenbaum disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest, and (b) 58,958 shares of common stock held by Tannenbaum Family 2012 Trust for the benefit of certain members of Mr. Tannenbaum’s family; Mr. Tannenbaum disclaims beneficial ownership except to the extent of his pecuniary interest. This does not include 34,132 shares of common stock beneficially owned by Mr. Tannenbaum’s spouse, Robyn Tannenbaum.

(2)	Based on a Schedule 13G filed by Philadelphia Financial Management of San Francisco, LLC with the SEC on February 3, 2025 (the “Philadelphia Financial Management 13G filing”). stating that (a) 687,470 shares are held for the accounts of Philadelphia Financial Management of San Francisco, LLC (“PFM”), Boathouse Row I, L.P. (“BRI”), Boathouse Row II, L.P. (“BRII”) and Boathouse Row Offshore, Ltd. (“BRO”), (b) PFM is the investment adviser of BRO and the general partner of BRI and BRII and therefore retains voting control and dispositive power of the shares owned by each and (c) Jordan Hymowitz is the Managing Member and sole owner of PFM. According to the Philadelphia Financial Management 13G filing, of the 687,470 shares beneficially owned at January 28, 2025, each of PFM, BRI, BRII, BRO, Mr. Hymowitz and the Hymowitz 1999 Trust has (a) shared voting power with respect to 687,470 shares, and (b) shared power to dispose of 687,470 shares. According to the Philadelphia Financial Management 13G filing, the business address of Philadelphia Financial Management of San Francisco, LLC is 450 Sansome Street, Suite 1500, San Francisco, CA 94111.
(3)	Includes 36,363 shares of unvested restricted stock.

(4)	Includes 18,058 shares of unvested restricted stock, of which 10,453 are unvested restricted stock that were received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan, and 1,000 shares of common stock held in a UTMA account for Mrs. Tannenbaum’s daughters. This does not include 3,191,461 shares of common stock beneficially owned by Mrs. Tannenbaum’s spouse, Leonard M. Tannenbaum.

(5)	Includes 9,406 shares of unvested restricted stock, of which 3,702 are unvested restricted stock that were received as part of the Spin-Off relating to restricted stock granted under the AFC Stock Incentive Plan.

(6)	Includes 761 shares of unvested restricted stock.

(7)	Includes 761 shares of unvested restricted stock and 8,840 shares of common stock held by Civic Reserve LLC, which is wholly owned by Mr. Fagan and his spouse.

(8)	Includes 761 shares of unvested restricted stock.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	18

Report of the Audit and Valuation Committee

The Audit and Valuation Committee assists the Board in its oversight of the Company’s financial statements and reporting process and audit process. The Audit and Valuation Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit and Valuation Committee. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit and Valuation Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. CohnReznick LLP, the Company’s independent registered public accounting firm throughout 2024, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit and Valuation Committee has discussed with CohnReznick LLP the matters required to be discussed by the applicable requirements of the PCAOB and SEC. The Audit and Valuation Committee has received and reviewed the written disclosures and the letter from CohnReznick LLP required by applicable requirements of the PCAOB regarding CohnReznick LLP’s communications with the Audit and Valuation Committee concerning independence, and has discussed with CohnReznick LLP its independence.

Based on the review and discussions referred to above, the Audit and Valuation Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. The Audit and Valuation Committee also appointed CohnReznick LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 and is seeking ratification of such appointment by the Company’s shareholders at the Annual Meeting.

AUDIT COMMITTEE

Alexander Frank (Chair)
Jodi Hanson Bond

James Fagan

April 16, 2025

The foregoing report of the Audit and Valuation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	19

Proposal 2 - Ratification of Independent Registered Public Accounting Firm

The Audit and Valuation Committee of our Board of Directors has appointed CohnReznick LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are not required to submit the appointment of CohnReznick LLP for shareholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our shareholders at the Annual Meeting as a matter of good corporate governance. If our shareholders do not ratify the appointment of CohnReznick LLP, the Audit and Valuation Committee will reconsider its appointment of CohnReznick LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit and Valuation Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Valuation Committee determines that such a change would be in our best interests and the best interests of our shareholders.

We expect one or more representatives of CohnReznick LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the year ended December 31, 2024 by our independent registered public accounting firm, CohnReznick LLP, are set forth below. As we were a wholly-owned subsidiary of AFC until our spin-off on July 9, 2024, we did not pay separate fees to CohnReznick LLP in 2023.

2024
Audit Fees(1)	$262,050
Audit-Related Fees(2)	-
Tax Fees	-
All Other Fees	-
Total Fees	$262,050

(1) Audit Fees represents the aggregate fees billed to us by CohnReznick LLP for professional services rendered for the audits of our financial statements for the year ended December 31, 2024 and for procedures performed on our quarterly reports on Form 10-Q. During the year and period ended December 31, 2024, Audit Fees also include services in preparation of consents and comfort letters that our auditor provided in connection with our equity and debt offerings.

(2) Audit-Related Fees represent fees billed for services rendered during the fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the year and period ended December 31, 2024, we did not incur any such Audit-Related Fees.

Audit and Valuation Committee Pre-Approval Policies and Procedures

The Audit and Valuation Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence.

All services performed and related fees billed by CohnReznick LLP during 2024 were pre-approved by the Audit and Valuation Committee pursuant to regulations of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF COHNREZNICK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

SUNRISE REALTY TRUST, INC. | 2025 PROXY STATEMENT	20

Transactions with Related Persons

Policies and Procedures Regarding Related Party Transactions

The Company has adopted a written related person transaction policy regarding the review and approval or ratification of related person transactions.

The purpose of this policy is to describe the procedures used to identify, review, approve, disapprove, ratify and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) we were, are, or will be a participant, (y) the aggregate amount involved will or may be expected to exceed $120,000 and (z) a related person had, has, or will have a direct or indirect material interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee of ours, (ii) any person who is the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position with significant decision making influence, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under this policy, the Audit and Valuation Committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction, subject to certain exceptions. No director will participate in any discussion or approval of a related person transaction for which he or she, or any of his or her immediate family members, is a related person or may otherwise have a potential or actual conflict of interest with us, except that the director will be counted for purposes of a quorum and will provide all information concerning the related person transaction as may be reasonably requested by other members of the Audit and Valuation Committee. In the event our Chief Financial Officer determines that it is impractical or undesirable to wait until the next Audit and Valuation Committee meeting to review a related person transaction, the chairperson of the Audit and Valuation Committee may act on behalf of the Audit and Valuation Committee to review and approve or ratify such related person transaction. In addition, our Board has delegated to the chairperson of the Audit and Valuation Committee the authority to pre-approve or ratify (as applicable) any related person transaction in which he or she, or any of his or her immediate family members, is not a related person or does not otherwise have a potential or actual conflict of interest, in each case, for purposes of such related person transaction. In determining whether to approve or ratify a related person transaction, the Audit and Valuation Committee or its chairperson, as applicable, will consider all relevant facts and circumstances of the related person transaction available to it and will approve only those related person transactions that are, under all of the circumstances, fair as to us, as the Audit and Valuation Committee or its chairperson, as applicable, determines in good faith.

These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Certain Relationships and Related Party Transactions

Since our formation, we have engaged in the following transactions with our directors, executive officers or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties.

Our Manager and our Management Agreement

Our Manager

We are currently externally managed and advised by Sunrise Manager LLC (our “Manager”), a registered investment adviser under the Advisers Act, pursuant to our Management Agreement, entered into on February 22, 2024 and effective upon the listing of our common stock on Nasdaq, on July 9, 2024. Our Manager, a Delaware limited liability company, is beneficially owned as of April 1, 2025, 63.1%, by Mr. Tannenbaum, our Executive Chairman, 8.1% by Mrs. Tannenbaum, our President, 9.3% by other Tannenbaum family members and trusts, and 7.0% by Mr. Sedrish, our Chief Executive Officer. Each of our officers is an employee of our Manager and/or its affiliates, and certain of our officers are members of our Manager’s Investment Committee.

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Our Manager has entered into the Administrative Services Agreement with TCG Services LLC (“TCG Services”), which sets forth the terms on which TCG Services provides certain administrative services, including providing personnel, office facilities, information technology and other equipment and legal, accounting, human resources, clerical, bookkeeping and record keeping services at such facilities and other services that are necessary or useful for us. TCG Services is an affiliate of our Manager and Leonard Tannenbaum, our Executive Chairman, and Robyn Tannenbaum, our President. Our Manager has also entered into a Services Agreement with SRT Group LLC (“SRT Group”), an affiliate of the Manager, Mr. Tannenbaum, Mrs. Tannenbaum, and Brian Sedrish, our Chief Executive Officer, and Brandon Hetzel, our Chief Financial Officer and Treasurer, that sets forth the terms on which SRT Group provides investment personnel to us.

As of December 31, 2024, our Manager, through the Administrative Services Agreement with TCG Services and the Services Agreement with SRT Group, has access to the services of over 30 professionals, including seven investment professionals. The investment personnel provided by our Manager and the investment committee members of our Manager have over 60 years of combined investment management experience and are a valuable resource to us.

Our Management Agreement

Pursuant to our Management Agreement, our Manager manages our loans and our day-to-day operations, subject at all times to the further terms and conditions set forth in our Management Agreement and such further limitations or parameters as may be imposed from time to time by our Board.

The Manager receives base management fees (the “Base Management Fee”) that are calculated and payable quarterly in arrears, in an amount equal to 0.375% of the Company’s Equity (as defined in the Management Agreement), subject to certain adjustments, less 50% of the aggregate amount of any other fees (“Outside Fees”), including any agency fees relating to our loans, but excluding the Incentive Compensation (as defined below) and any diligence fees paid to and earned by the Manager and paid by third parties in connection with the Manager’s due diligence of potential loans.

In addition to the Base Management Fee, the Manager is entitled to receive incentive compensation (the “Incentive Compensation” or “Incentive Fees”) under the Management Agreement. Under the Management Agreement, the Company pays Incentive Fees to the Manager based upon the Company’s achievement of targeted levels of Core Earnings. “Core Earnings” is defined in the Management Agreement as, for a given period, the net income (loss) for such period, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Company’s independent directors and approved by a majority of the independent directors.

For the year ended December 31, 2024, we incurred fees payable to our manager for a Base Management Fee of approximately $0.8 million. Until the completion of the Spin-Off, there were no Base Management Fees incurred by the Company. There was no Incentive Compensation incurred for the year ended December 31, 2024.

We pay all of our costs and expenses and reimburse our Manager or its affiliates for expenses of our Manager and its affiliates paid or incurred on our behalf, excepting only those expenses that are specifically the responsibility of our Manager pursuant to our Management Agreement. For the year ended December 31, 2024, our Manager was reimbursed for approximately $1.1 million for out-of-pocket costs incurred on our behalf.

Our Management Agreement provides that, upon termination of our Management Agreement under certain circumstances, a Termination Fee will be payable to our Manager by us in an amount equal to three times the sum of (i) the annual Base Management Fee and (ii) the annual Incentive Compensation, in each case, earned by our Manager during the 12-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.

Fee Waiver

From time to time, the Manager may waive fees it would otherwise be entitled to under the terms of the Management Agreement. The Manager has agreed to waive (i) the inclusion of the net proceeds from the registered public offering of our common stock that closed on January 29, 2025 (the “January 2025 Offering”) in the Company’s Equity for purposes of calculating the management fee until the earlier of (a) December 31, 2025 and (b) the quarter in which the total amount of the net proceeds of the January 2025 Offering have been utilized to fund loans in our portfolio and (ii) an additional $1.0 million in fees.

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The Spin-Off from AFC

In connection with the Spin-Off, we entered into a separation and distribution agreement and several other agreements with AFC to effect the Spin-Off and provide a framework for our relationship with AFC and its subsidiaries after the Spin-Off. These agreements provide for the allocation between us, on the one hand, and AFC and its subsidiaries on the other hand, of the assets, liabilities and obligations associated with the Spin-Off Business, on the one hand, and AFC other current businesses, on the other hand, and govern the relationship between our company, on the one hand, and AFC and its subsidiaries, on the other hand, subsequent to the Spin-Off (including with respect to transition services, employee matters and tax matters).

Tax Matters Agreement

In connection with the Spin-Off, we and AFC entered into a tax matters agreement that contains certain tax matters arrangements and governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes incurred as a result of the Spin-Off. The tax matters agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

The tax matters agreement governs the rights and obligations that we and AFC have after the Spin-Off with respect to taxes for both pre-and post-closing periods. Under the tax matters agreement, we are responsible for (i) any of our taxes for all periods prior to and after the Distribution and (ii) any taxes of the AFC group for periods prior to the Distribution to the extent attributable to the commercial real estate lending business. AFC generally is responsible for any of the taxes of the AFC group other than taxes for which we are responsible. In addition, AFC is responsible for its taxes arising as a result of the Spin-Off. Notwithstanding the foregoing, sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar taxes imposed on the Distribution shall be borne fifty percent (50%) by us and fifty percent (50%) by AFC. Each of AFC and SUNS have agreed to indemnify each other against any taxes allocated to such party under the tax matters agreement and related out-of-pocket costs and expenses.

Participation in January 2025 Offering

Mr. Tannenbaum purchased 1,000,000 shares of Common Stock in the Company’s January 2025 Offering at the public offering price of $12.00 per share.

SRTF Revolving Credit Facility

On November 6, 2024, in conjunction with the entry by the Company into the Revolving Credit Facility, the Company terminated the unsecured revolving credit agreement (the “Credit Agreement”) dated September 26, 2024, by and between the Company, as borrower, and SRT Finance LLC, as agent and lender. Upon execution of the Revolving Credit Facility, the lenders’ commitments under the Credit Agreement were terminated and the liability of the Company and its subsidiaries with respect to their obligations under the Credit Agreement was discharged.

On December 9, 2024, the Company entered into the SRTF Credit Agreement, by and among the Company, as borrower, the lenders party thereto from time to time, and SRT Finance LLC, as agent and lender. SRT Finance LLC is indirectly owned by Leonard M. Tannenbaum, Executive Chairman of the Company's Board of Directors, and Robyn Tannenbaum, President of the Company, along with their family members and associated family trusts. The SRTF Credit Agreement provides for the SRTF Credit Facility with a $75.0 million commitment, which may be borrowed, repaid and redrawn, subject to a draw fee and the other conditions provided in the SRTF Credit Agreement. Interest is payable on the SRTF Credit Facility at a rate per annum equal to 8.00%. The SRTF Credit Facility matures on the earlier of (i) May 31, 2028 and (ii) the date of the closing of any Refinancing Indebtedness (as defined in the SRTF Credit Agreement) with an aggregate principal amount equal to or greater than $75.0 million. Commencing on January 1, 2026, the Company is required to pay an annual fee equal to 1.00% of the aggregate commitments ratably to the lenders, payable on the first business day of each calendar year; provided that the fee due and payable on January 3, 2028 will be pro rated on the basis of a year of 360 days for the actual number of days elapsed from and including January 1, 2028 until and excluding May 31, 2028.

As of April 1, 2025, we had no amounts outstanding under our SRTF Credit Facility.

Co-Investments with Affiliates

SRT, a fund led by Mr. Sedrish, our Chief Executive Officer, and Mr. Tannenbaum, our Executive Chairman, was a co-investor in each of the loans described in detail below. Mr. Tannenbaum also holds approximately 23.8% of our common stock and 25.6% of SRT’s common stock as of April 1, 2025.

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In January 2024, we and SRT, an affiliate of ours, purchased an aggregate of approximately $56.4 million in loan commitments in a secured mezzanine loan facility, of which approximately $28.2 million of principal has been funded by us and another approximately $28.2 million of principal has been funded by SRT. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. Approximately $16.9 million was established as reserves, for the payment of interest and other costs and expenses, which is fully funded and held by an affiliated agent on the loan. The lenders have a right to convert the mezzanine loan to a first priority mortgage loan after the repayment of the existing senior loan and subject to certain other terms and conditions. The secured mezzanine loan bears interest at an annual rate of SOFR plus a 15.31% spread, subject to a SOFR floor of 2.42%. At the end of February 2024, we and SRT entered into an amendment to the secured mezzanine loan, which among other things, (1) extended the maturity date to May 31, 2024 and (2) amended the SOFR floor from 2.42% to 4.00%. In May 2024, we and SRT entered into an amendment to the secured mezzanine loan and purchased approximately $2.5 million of the senior loan, of which approximately $1.3 million has been funded by us and another $1.3 million has been funded by SRT. The senior loan bears interest at an annual rate of SOFR plus a 3.48% spread, subject to a SOFR floor of 2.42%, and matures on November 30, 2024. The amendment to the secured mezzanine loan, among other things, (1) extended the maturity date to November 30, 2024 and (2) replenished the interest reserves held by the administrative agent on the loan in an amount of approximately $9.6 million, for the payment of interest and other costs and expenses. In August 2024, we and SRT entered into amendments to the existing secured mezzanine and senior loan credit agreements for the mixed-use property in Houston, Texas. The amendments, among other things, (i) extended the maturity date on both loans from November 2024 to February 2026, (ii) modified the senior loan interest rate from floating (3.48% plus SOFR, SOFR floor of 4.0%) to fixed 12.5% and (iii) included a $12.0 million upsize to the senior loan, of which we have commitments for $6.0 million and SRT has commitments for the rest. As of December 31, 2024, the secured mezzanine loan balance was repaid in full and the outstanding balance relates to the senior loan. In January 2025, our senior loan for the mixed-use property in Houston, Texas was repaid in full. The outstanding principal on the date of repayment was approximately $0.2 million. We received and recognized approximately $23.5 thousand relating to the repayment premium.

In January 2024, SRT entered into a secured mezzanine loan facility consisting of an aggregate of approximately $56.4 million in loan commitments, of which approximately $20.7 million of principal was funded by us as a result of our participation interest in the loan and another approximately $20.7 million of principal was funded by SRT. The secured mezzanine loan commitments were issued by us and SRT at a discount of 1.0% for a net funding amount of approximately $20.4 million each, respectively. The $56.4 million of total commitments includes $15.0 million of unfunded commitments which was established to be drawn to pay interest on the secured mezzanine loan, of which we are responsible for $7.5 million. The $15.0 million of unfunded commitments are anticipated to be drawn over the life of the loan. We and SRT are each 50.0% syndicate lenders in the secured mezzanine loan facility. The secured mezzanine loan bears interest at an annual fixed rate of 13.00% and matures in May 2027, which the borrower may extend, at its option and subject to meeting certain terms and conditions, to May 2028. The mezzanine loan facility is secured by a security interest in all of the equity interests held by the borrower in its wholly-owned subsidiary.

In July 2024, we and SRT entered into a senior secured mortgage loan for a total aggregate commitment amount of approximately $35.2 million for the refinance of an active adult multi-family residential rental development in southwest Austin, Texas. We committed a total of approximately $14.1 million and SRT committed the remaining approximately $21.1 million. The senior secured loan was issued at a discount of 1.0% and matures in three years. At closing, we funded approximately $11.4 million and SRT funded approximately $17.0 million. The loan bears interest at a rate of SOFR plus 4.25%, with a rate index floor of 4.75%. The senior secured loan is secured by a deed of trust on the property and any deposit and reserve accounts established by the terms of the senior secured loan. The proceeds of the senior secured loan will be used to, among other things, fund the completion of construction and other reserves and refinance existing debt.

In July 2024, we and SRT entered into a senior secured mortgage loan for a total aggregate commitment amount of $42.0 million for the refinance of a luxury hotel component of a 20-story mixed-use project in San Antonio, Texas. We committed a total of approximately $27.3 million, and SRT committed the remaining $14.7 million. The senior secured loan was issued at a discount of 1.0% and matures in three years. At closing, we funded approximately $25.0 million and SRT funded approximately $13.5 million. The senior secured loan bears interest at a rate of SOFR plus 6.35%, with a rate index floor of 4.50%. The senior secured loan is secured by a first-priority mortgage on the property and a security interest in all of the equity interests held by the borrower. The proceeds of the senior secured loan will be used to, among other things, fund the completion of reserves and refinance existing debt.

In August 2024, we, along with our affiliates, including SRT, entered into a $75.00 million senior secured revolving loan and a $85.00 million senior mortgage loan for a total aggregate commitment amount of $160.0 million for the construction of a master-planned single-family residential home community and property development in Palm Beach Gardens, Florida. We committed a total of approximately $18.75 million and $21.25 million to the revolving loan and mortgage loan, respectively, and funded $8.77 million and $18.76 million towards each respective loan at close. Affiliates committed the remaining $56.25 million and $63.75 million towards the revolving loan and mortgage loan, funding $26.32 million and $56.29 million, respectively, at close. The revolving loan and mortgage loan were each issued at a discount of 1.25%. The revolving loan bears interest at a rate of SOFR plus 6.25%, with a rate index floor of 4.00%, and unused fee of 2.00%. The proceeds of the revolving loan will be used to, among other things, fund the completion of reserves, fund home construction costs and refinance existing debt. The mortgage loan bears an interest rate of SOFR plus 8.25%, with a rate index floor of 4.00%. The proceeds of the mortgage loan will be used to, among other things, fund the completion of construction and other reserves and refinance existing debt. The mortgage loan and the revolving loan each mature in three years. The loans are each secured by senior first mortgage lien on the property and a security interest in all of the equity interests held by the borrower.

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In November 2024, we and affiliated co-investors, including SRT, entered into a whole loan (the “Whole Loan”) consisting of an aggregate of $96.0 million in loan commitments. The property securing the loan is a development site and related condominium project located in Fort Lauderdale, Florida. The proceeds are expected to be used to commence and facilitate construction. We committed a total of $30.0 million and affiliated co-investors committed $60.0 million, with the remaining $6.0 million committed by an unaffiliated investor (the “Originating Lender”). At closing, we funded approximately $3.6 million, the affiliated co-investors funded approximately $7.2 million and the Originating Lender funded approximately $0.7 million. The Whole Loan is split into a Senior Loan and Mezzanine Loan, each with two A-Notes ($62.4 million of the total commitment amount) and two B-Notes ($33.6 million of the total commitment amount, of which $6.0 million was committed by the Originating Lender). The A-Notes bear interest at a rate of SOFR plus 4.75%, with a rate index floor of 4.75%, of which we currently hold approximately $20.8 million. The B-Notes bear interest at a rate of SOFR plus 11.00%, with a rate index floor of 4.75%, of which we currently hold approximately $9.2 million. The A-Notes and B-Notes were issued at a discount of 1.0% and mature in 26 months, subject to two, six-month extension options.

In November 2024, we and SRT also entered into a $26.0 million subordinate loan (the “Subordinate Loan”). The property securing the loan is a development site and related multifamily project located in Miami, Florida. The proceeds are expected to be used to commence and facilitate construction. We committed a total of $13.0 million and SRT committed the remaining $13.0 million. The Subordinate Loan bears interest at a rate of 13.25% per annum, was issued at a discount of 1.0% and matures in 36 months, subject to one, six-month extension option.

In December 2024, we and SRT entered into a $57.0 million senior secured loan for the refinance of a luxury boutique hotel located in Austin, Texas. We committed a total of approximately $32.0 million, and the affiliate committed the remaining $25.0 million. The senior secured loan was issued at a discount of 1.25% and matures in three years. At closing, we funded approximately $29.9 million and the affiliate funded approximately $23.4 million. The senior secured loan bears interest at a rate of SOFR plus 5.50%, with a rate index floor of 4.00%. The senior secured loan is secured by a first-priority fee and leasehold deed of trust on the property. The proceeds of the senior secured loan will be used to, among other things, refinance existing debt and fund reserves.

In January 2025, we and SRT entered into a $41.0 million note-on-note financing agreement for the acquisition of a senior secured mortgage loan (the “Note”). The Note is secured by a residential property consisting of senior living, medical offices and retail space located in Aventura, Florida. We committed a total of $30.8 million, and the affiliate committed the remaining $10.3 million, funding $28.5 million and $9.5 million, respectively, on close. The Note was issued at a discount of 1.0% and matures in two years with an exit fee of 1.0% and one 12-month extension option. The Note bears interest at a rate of SOFR plus 5.00%, with a rate index floor of 4.00%. The Note is secured by a first priority collateral assignment of the senior mortgage loan, including assignment in blank of the mortgage and other loan documents, a pledge of 100% of the issued and outstanding limited liability company interests in borrower, reserve accounts, and other customary collateral.

In January 2025, we and affiliated co-investors, including SRT, entered into a $74.5 million senior secured mortgage loan for the construction of a build-to-suit net leased credit tenant project located in New Orleans, Louisiana. The loan proceeds will be used to commence and facilitate construction. We committed a total of $44.0 million, and affiliated co-investors committed the remaining $30.5 million, funding $0.6 million and $0.4 million, respectively, on close. The senior secured loan was issued at a discount of 1.0% and matures in three years. The loan bears interest at a rate of SOFR plus 5.60%, with a rate index floor of 4.50%. The senior loan is secured by a first priority mortgage on the property subject only to the ground lease, pledge of 100% of borrower’s equity interest, assignment of leases, security deposits, and reserve accounts as well as all future rental and sales income associated with the project.

In March 2025, we entered into an assignment and assumption agreement with an affiliated co-lender owned by Mr. Tannenbaum, our Executive Chairman, pursuant to which we purchased $10.6 million of the senior term loan and $9.4 million of the home construction revolver on the property in Palm Beach Gardens, FL, with $9.9 million and $7.4 million currently funded under such loans, respectively. The loans were purchased at par less remaining unamortized OID plus accrued interest. We did not pay any fees or premium to the affiliate for our acquisition of the affiliate’s loan commitments. Following the purchase, we hold $31.9 million in commitments of the senior term loan with $29.8 million in principal outstanding, and $28.1 million in commitments of the home construction revolver with $22.2 million of principal outstanding.

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In March 2025, we and SRT entered into a $62.0 million senior secured mortgage loan for the refinance of a class A multi-family residential development in Dallas, Texas. We committed approximately $46.5 million and the affiliate committed the remaining $15.5 million. The senior secured loan was issued at a discount of 1.0% and matures in March 2028. At closing, we funded approximately $44.3 million and the affiliate funded $14.8 million. The loan bears interest at a rate of SOFR plus 3.65%, with a rate index floor of 3.90%. The senior secured loan is secured by a lease-hold and fee joinder mortgage on the property and other customary collateral. The proceeds of the senior secured loan will be used to, among other things, refinance the existing debt and fund reserves and closing expenses.

In March 2025, we and SRT purchased $35.0 million of a $243 million subordinate loan for the construction of a mixed-use property in Miami, Florida. We committed approximately $26.3 million and SRT committed the remaining $8.8 million. The subordinate loan matures in December 2028. At closing, we funded approximately $4.4 million and SRT funded approximately $1.5 million. The loan bears interest at a cash rate of SOFR plus 9.5%, with a rate index floor of 4.0%, and interest paid-in kind of 1.0%. The subordinate loan is secured by the equity interests of the borrower and other customary collateral. The proceeds of the subordinate loan will be used to, among other things, fund the completion of construction.

SRT Agent LLC (“SRT Agent”) serves as the administrative and collateral agent to the lenders under the majority of our credit facilities, including our co-investments discussed above. Mr. Tannenbaum, Mrs. Tannenbaum, and Mr. Sedrish each have indirect ownership of SRT Agent. We do not pay any consideration to SRT Agent for its services as administrative agent under such credit facilities, though it does receive certain fees from the borrowers under certain credit facilities, which are customary and are de minimis.

Other Matters

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to shareholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such shareholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

Annual Report to Shareholders

Our 2024 Annual Report is available on our corporate website at https://ir.sunriserealtytrust.com and on the Internet at www.proxyvote.com. For shareholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2024 Annual Report are included in the Notice of Internet Availability. Shareholders receiving a printed copy of this Proxy Statement have also received a copy of our 2024 Annual Report. We will provide, without charge, a copy of our 2024 Annual Report (including the financial statements but excluding the exhibits thereto) upon the written request of any shareholder or beneficial owner of our Common Stock. Requests should be directed to our Secretary, at the following address:

Sunrise Realty Trust, Inc.
525 Okeechobee Blvd., Suite 1650
West Palm Beach, FL, 33401

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Shareholder Proposals and Director Nominations for the 2026 Annual Meeting

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

For your proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of shareholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 17, 2025, and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. If we change the date of the 2026 annual meeting of shareholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2026 annual meeting of shareholders.

Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials.

If you intend to nominate an individual for election to our Board of Directors at our 2026 annual meeting of shareholders or wish to present a proposal at the 2026 annual meeting of shareholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, shareholders give written notice of the nomination or proposal to our Secretary at our principal executive offices than no later than 5:00 p.m. Eastern Time on December 17, 2025 (the 120th day before the first anniversary of the date of the preceding year’s annual meeting) nor earlier than November 17, 2025 (the 150th day before the first anniversary of the date of the preceding year’s annual meeting) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2026 annual meeting of shareholders to a date that is more than 30 days before the anniversary of the Annual Meeting, written notice by a shareholder must be given no earlier than the 150th day prior to the date of the 2026 annual meeting of shareholders and no later than 5:00 p.m. Eastern Time on the later of (i) the 120th day prior to the date of the 2026 annual meeting of shareholders or (ii) the tenth day following the day on which public announcement of the 2026 annual meeting of shareholders is made. Shareholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Article II, Section 11 of our Bylaws will not be acted upon at the 2026 annual meeting of shareholders.

In addition, a shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 annual meeting of shareholder must deliver written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than March 30, 2026. If we change the date of the 2026 annual meeting of shareholders by more than 30 days from the date of this year’s Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2026 annual meeting of shareholders or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting of shareholder is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Questions and Answers About the Proxy Materials and Annual Meeting

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2024 Annual Report. The Notice of Internet Availability contains instructions on how shareholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those shareholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2024 Annual Report and a proxy card or voting instruction form. All shareholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite shareholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our shareholders on or about April 16, 2025. For shareholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2024 Annual Report on or about April 16, 2025.

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What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1:	To elect Leonard M. Tannenbaum and Alexander Frank as Class I directors to serve until our Company’s 2028 annual meeting of shareholders and until their respective successors are duly elected and qualified.

Proposal 2:	To ratify the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Shareholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

Proposal 1:	“FOR ALL” of the director nominees named in this Proxy Statement to be elected to the Board of Directors.

Proposal 2:	“FOR” the ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Who is entitled to vote?

Only shareholders of record at the close of business on April 1, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 13,421,494 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between a “beneficial owner” and a “shareholder of record”?

Whether you are a “beneficial owner” or a “shareholder of record” with respect to your shares depends on how you hold your shares:

●	Beneficial Owners. Most of our shareholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

●	Shareholders of Record. If you hold shares directly in your name with our stock transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

How can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Only shareholders and our invited guests are invited to attend the Annual Meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/SUNS2025. Our virtual annual meeting allows shareholders to submit questions and comments during the 15 minutes prior to the meeting and during the meeting. After all proposals are presented at the meeting and to the extent time allows, we will spend a few minutes responding to appropriate shareholder questions submitted during the Annual Meeting. All questions must comply with the meeting’s rules of conduct, which will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we may answer them in writing on our investor relations website, at https://ir.sunriserealtytrust.com soon after the meeting. If we receive substantially similar questions may be grouped together with a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 9:30 a.m. Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin 15 minutes prior to the meeting and you should allow ample time for the check-in procedures.

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How do I access and participate in the Annual Meeting?

You will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. If you do not have your control number, you will not be able to access the Annual Meeting.

The virtual meeting host will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting web portal. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

Why is the Company holding the Annual Meeting virtually?

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our shareholders and the Company. Hosting a virtual meeting enables increased shareholder attendance and participation since shareholders can participate and ask questions from any location around the world. In comparison to typical in-person meetings, we believe the virtual meeting format enables more meaningful engagement and a greater level of information sharing with a broader group of shareholders. Our shareholders will be afforded equivalent opportunities to participate during the virtual-format Annual Meeting as they would at a typical in-person annual meeting of shareholders.

How do I vote?

●	Beneficial Owners. If you hold your shares of Common Stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

●	Shareholders of Record. If you hold your shares of Common Stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of Common Stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

●	During the Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so by following the instructions available on the Annual Meeting website.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a shareholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on May 28, 2025 in order for your shares to be voted at the Annual Meeting. If you are a shareholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you are a beneficial owner of shares of our Common Stock, you will also need to refer to any other deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

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How can I revoke or change my vote after I submitted my proxy?

●	Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

●	Shareholders of Record. If you are a shareholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

○	signing and returning a new proxy card with a later date;

○	submitting a later-dated vote by telephone or via the Internet - only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 28, 2025, will be counted;

○	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

○	delivering a written revocation to our Secretary at 525 Okeechobee Blvd., Suite 1650, West Palm Beach, FL 33401 to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions on one or more of the proposals, then Mr. Brandon Hetzel and Mr. Gabriel Katz, as the persons named as proxy holders in the proxy card, will vote your shares in the manner recommended by the Board on those proposals as presented in this Proxy Statement.

If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only on certain “routine” matters. Proposal 2 (Ratification of appointment of CohnReznick LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Proposal 1 (Election of Directors) is considered non-routine. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on Proposal 1. If your broker exercises this discretion, your shares will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposal 1 and will not be counted in determining the outcome of that item.

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the persons named as proxy holders in the proxy card, in their discretion, on such matters. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum to conduct business at the Annual Meeting?

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. Broker non-votes (as discussed above) will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Bylaws provide that the Annual Meeting may be adjourned by the chairperson.

What vote is required to approve each of the proposals?

Each share of our Common Stock outstanding at the close of business on the Record Date is entitled to one vote on each of the two director nominees and one vote on each other matter that may be presented for consideration and action by the shareholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the two director nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2028 annual meeting of shareholders and until their respective successors are duly elected and qualified.

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For purposes of Proposal 2 (ratification of the appointment of CohnReznick LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Please be aware that Proposal 2 is advisory only and is not binding on the Company. Our Board of Directors will consider the outcome of the votes on this item in considering what action, if any, should be taken in response to the advisory vote by shareholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (Election of Directors), shares voted “WITHHOLD” and broker non-votes will not be counted in determining the outcome of a director nominee’s election. For Proposal 2 (Ratification of appointment of CohnReznick LLP as our independent registered public accounting firm), a vote to “ABSTAIN” with respect to such proposals is not treated as a vote cast and will not be counted in determining the outcome of the vote on the proposal. No broker non-votes are expected on Proposal 2.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2024 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of shareholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our Common Stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

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SUNRISE REALTY TRUST
A TCG Company

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SUNS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72705-P30922

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNRISE REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Leonard M. Tannenbaum
02) Alexander C. Frank

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date